Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CipherTrust 2000 Stock Option Plan of Secure Computing Corporation of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Secure Computing Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Secure Computing Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Secure Computing Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 14, 2006